Exhibit 99.1

VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of October 28, 2014, is entered into by and among Jerome Shaw and the other shareholders identified on the signature page hereto (collectively, the “Shareholders”) and Glacier Peak Capital LLC, a Washington limited liability company (“GPC”).

WHEREAS, the Shareholders are the beneficial owners of certain shares of common stock, par value $0.10 per share (the “Covered Shares”), of Volt Information Sciences, Inc, a New York corporation (“VOLT”);

WHEREAS, Glacier Peak U.S. Value Fund, L.P., a Washington limited partnership (the “Fund”), GPC and John C. Rudolf (together with the Fund and GPC, the “Glacier Group”) beneficially own, in the aggregate, 2,164,876 shares of common stock of VOLT, constituting approximately 10.4% of the issued and outstanding shares of common stock of VOLT;

WHEREAS, the Shareholders and Glacier Group have had discussions regarding VOLT’s continued poor financial performance, the destruction in shareholder value and the failure of senior management to address VOLT’s poor operating results;

WHEREAS, the Glacier Group, in its sole discretion, may seek representation on VOLT’s Board of Directors or make proposals to VOLT at VOLT’s next annual meeting of shareholders to enhance shareholder value; and

WHEREAS, in consideration of the Glacier Group’s efforts to effect meaningful change at VOLT, the Shareholders and GPC agree as follows:

1. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Shareholders hereby constitute and appoint John Rudolf in his capacity as President of GPC, or any other designee of GPC (each a “Proxy Holder”), each as their attorney-in-fact and grants to each of them an irrevocable proxy to vote all Covered Shares and all other voting securities of VOLT as to which the Shareholders may acquire after the date hereof (the “New Shares” and, together with the Covered Shares, the “Subject Shares”), which the Shareholders would be entitled to vote if personally present at the 2015 Annual Meeting of Shareholders of VOLT (the “Annual Meeting”), including any adjournment or postponement thereof, or at any meeting (or consent in lieu of a meeting) which may be called in lieu thereof.

(b) All power and authority hereby conferred is coupled with an interest and is irrevocable (to the fullest extent permitted by applicable law). All prior powers of attorney and proxies granted by the Shareholders at any time with respect to the Subject Shares is hereby revoked and no subsequent powers of attorney, proxies, consents or revocations may be given at any time by the Shareholders with respect thereto (and if given, will not be deemed effective).

2. Voting Agreement; Power of Proxy. The Proxy Holder will be empowered to vote the Subject Shares, at any time and from time to time, in its sole and absolute discretion and without notice to the Shareholders, with respect to all matters brought before a vote of the shareholders of VOLT, including a vote for the election of directors, at the Annual Meeting or any meeting (or consent in lieu of a meeting) which may be called in lieu thereof.

3. Transfer Restrictions; Assigns.

(a) The Shareholders shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, reduce its economic risk in, or encumber, the Subject Shares, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the termination of this Agreement; provided, however, that (x) nothing contained herein will be deemed to restrict the ability of any Shareholder to exercise, prior to the termination of this Agreement, any options or other rights held by such Shareholder; (y) such Shareholder may transfer or otherwise dispose of the Subject Shares (i) to any member of the Shareholder’s immediate family, (ii) to one or more trusts in connection with their estate planning, which trusts are for the benefit of such Shareholder or any member of the Shareholder’s immediate family, (iii) to a charitable organization qualified under Section 510(c)(3) of the Internal Revenue Code of 1986, as amended, or (iv) in connection with or for the purpose of personal tax-planning; provided, however, that any transfer referred to in the foregoing clauses (i) through (iv) and the introductory language thereto shall be permitted only if, as a precondition to such transfer, the transferee agrees to be bound by the terms and conditions of this Agreement; and (z) in the event of death of Jerome Shaw or Joyce Cutler-Shaw, the legal representatives of any Shareholder may sell the Subject Shares beneficially owned by Jerome Shaw and/or Joyce Cutler-Shaw in the open market free and clear of the transfer restrictions set forth herein.

(b) Except as otherwise set forth in subsection (a) above, all authority herein conferred shall survive the death or incapacity of the Shareholders (who are natural persons) and any obligation of such Shareholders hereunder shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholders.

4. Termination. This Agreement, and all rights and obligations of the parties hereunder, including the irrevocable proxy granted herein, shall terminate on the earlier of (i) December 31, 2015 and (ii) the completion of the Annual Meeting or any meeting (or consent in lieu of a meeting) which may be called in lieu thereof.

5. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

(e) The parties shall execute such further documents and do any and all such further things as may be necessary to implement and carry out the intent of this Agreement.

[Signature page on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

GLACIER PEAK CAPITAL LLC

By:
	Name:	John Rudolf
	Title:	President

JEROME SHAW

JOYCE CUTLER-SHAW

THE JEROME AND JOYCE SHAW FAMILY TRUST U/D/T DATED 8/6/1969

By:
	Name:	Jerome Shaw
	Title:	Trustee

By:
	Name:	Joyce Cutler-Shaw
	Title:	Trustee

THE RACHEL LYNN SHAW TRUST U/D/T DATED 11/23/2001

By:
	Name:	Jerome Shaw
	Title:	Trustee

By:
	Name:	Joyce Cutler-Shaw
	Title:	Trustee